December 6, 2006

Re:  Ford Motor Company
Senior Secured Credit Facility Lenders

Ladies and Gentlemen:

Please note that due to overwhelming support by lenders on the Revolving Facility (the “Revolver”), Ford Motor Company (“Ford” or the “Company”) is upsizing the Revolving Facility to an amount to be determined, but estimated to be between $10.5 billion and $11.5 billion. The size of the $7 billion Term Loan B and the amount of the basket of $1.5 billion for Permitted Non-Loan Exposure will remain unchanged.

In addition, the $2 billion basket for pari passu first lien debt from either the Incremental Facilities and/or Permitted Additional Notes (as defined in the Term Sheet) will have additional conditions to availability. In addition to the conditions currently in the term sheet, Ford must now also meet one of the following two conditions to access any amount of the $2 billion basket:

i) Ford must pledge its investment in Mazda Motor Corporation as additional collateral for all of the senior secured debt including the Revolver, Term Loan B Facility, Permitted Non-Loan Exposure and any Incremental Facilities and/or Permitted Additional Notes. In this case, the Borrowing Base would be adjusted for the contribution of collateral using a multiplier of 75% times the market value of the pledged Mazda shares; OR

ii) Prior to, or simultaneously with, the incurrence of indebtedness under any Incremental Facilities and/or Permitted Additional Notes, Ford shall have decreased commitments (but not necessarily outstandings) under the Revolving Facility or repaid outstandings under the Term Loan B Facility (other than in connection with a mandatory prepayment) by an aggregate amount at least equal to the amount of such Incremental Facilities and/or Permitted Additional Notes

The other existing conditions precedent for accessing the $2 billion in Incremental Facilities and/or the Permitted Additional Notes are unchanged from the previously distributed Term Sheet.

The modifications outlined in this memo will be reflected in the draft form of Credit Agreement to be distributed to Lenders later this week.

On behalf of Ford Motor Company, we would like to thank you for your ongoing support of the Company.

Sincerely,

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